Exhibit 99.2

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Year Ended
	October 29, 2017	July 30, 2017	October 30, 2016	October 29, 2017	October 30, 2016

Revenue	$120,971	$111,579	$107,368	$450,678	$483,456

Cost of goods sold	(94,529)	(89,862)	(86,835)	(359,363)	(364,750)

Gross profit	26,442	21,717	20,533	91,315	118,706

Operating Expenses:

Selling, general and administrative	(10,182)	(11,639)	(10,191)	(43,585)	(44,577)

Research and development	(3,838)	(4,812)	(5,041)	(15,862)	(21,654)

Total Operating Expenses	(14,020)	(16,451)	(15,232)	(59,447)	(66,231)

Operating income	12,422	5,266	5,301	31,868	52,475

Gain on sale of investment	-	-	-	-	8,940

Other income (expense), net	536	(134)	(69)	(5,303)	(941)

Income before income taxes	12,958	5,132	5,232	26,565	60,474

Income tax (provision) benefit	(2,462)	(333)	1,337	(5,276)	(4,798)

Net income	10,496	4,799	6,569	21,289	55,676

Net income attributable to noncontrolling interests	(5,110)	(798)	(1,313)	(8,159)	(9,476)

Net income attributable to Photronics, Inc. shareholders	$5,386	$4,001	$5,256	$13,130	$46,200

Earnings per share:
Basic	$0.08	$0.06	$0.08	$0.19	$0.68

Diluted	$0.08	$0.06	$0.08	$0.19	$0.64

Weighted-average number of common shares outstanding:
Basic	68,615	68,525	68,025	68,436	67,539

Diluted	69,218	69,380	68,906	69,288	76,354